Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318
www.zepinc.com

Zep Inc. Reports Fiscal Fourth Quarter & Full Year 2013 Results

Fiscal Fourth Quarter and Full Year 2013 Highlights:

•                  Net sales grew 6.1% to $182.2 million during the quarter and 5.5% to $689.6 million during 2013

•                  Generated $28.5 million of free cash flow during the quarter

•                  Net debt reduced by $29.2 million during the quarter, improving debt to EBITDA ratio to 3.3 times

•                  Adjusted EBITDA grew 8.2% to $16.9 million during the quarter and 6.5% to $57.1 million for the full year

•                  Adjusted earnings per diluted share was $0.28 during the quarter, excluding restructuring charges

•                  Zep Vehicle Care integration performing as expected and accretive to earnings by $0.02 per diluted share in fiscal 2013

•                  On track to realize $9 million of restructuring-related savings in fiscal 2014

(ATLANTA — October 9, 2013) — Zep Inc. (NYSE: ZEP), a leading consumable chemical packaged goods company that manufactures a wide variety of high-performance maintenance and cleaning chemicals, today reported financial results for the three-month and twelve-month periods ended August 31, 2013.

“This quarter was about delivering on near-term commitments while laying the foundation for future growth,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “We achieved our sales projections for the fourth quarter, generated significant free cash flow and de-levered the balance sheet following our most recent acquisition.  We achieved all of this while progressing with a restructuring program that we believe will significantly enhance both the abilities of our selling organizations and the efficiency of our supply chain operations,” continued Mr. Morgan.

Net Sales grew 6.1% in the fourth fiscal quarter of 2013 to $182.2 million, due to better than expected promotional activity at retailers and the inclusion of Zep Vehicle Care, which added $16.2 million to net sales.  Gross profit margin in the fourth fiscal quarter of 2013 increased 130 basis points to 46.8% compared to the prior year, primarily due to improved channel mix resulting from the inclusion of Zep Vehicle Care in the current year results.  EBITDA decreased $3.9 million to $11.8 million primarily due to the $5.2 million restructuring charge, partially offset by the inclusion of Zep Vehicle Care EBITDA in the current year.  Adjusted EBITDA, which excludes the fourth quarter restructuring charge, increased $1.3 million to $16.9 million, representing an Adjusted EBITDA margin of 9.3%.  In the fourth fiscal quarter, the company generated $28.5 million of free cash flow and was able to reduce net debt by $29.2 million to $207.5 million and to reduce its leverage ratio to 3.31x, which is consistent with managements’ fiscal year-end goals.

We continue to execute plans for a variety of complexity-reduction activities, including facilities consolidation, process simplification, product-line and customer rationalization and headcount reductions related to such activities.  During the fourth quarter of fiscal 2013, we recorded a $5.2 million restructuring charge in connection with these efforts and expect to record $1 million to $2 million in additional charges during the next few quarters.  We continue to believe these actions will result in annualized cost savings ranging from $8 million to $12 million, and that we remain on target to realize approximately $9 million of these savings during fiscal 2014.

Net Sales in fiscal 2013 increased 5.5% to $689.6 million, finishing at the high end of our previously announced range of $685-$690 million.  Net sales growth was driven primarily by $55.2 million of acquisition-related revenue and $5.4 million of price, partially offset by $19.4 million of organic volume declines and $5.2 million as a result of two fewer selling days in fiscal 2013.  Gross profit margin for fiscal 2013 increased 110 basis points to 47.1% primarily due to favorable channel mix resulting from the inclusion of Zep Vehicle Care in the current year.  Adjusted EBITDA increased $3.5 million to $57.1 million for an Adjusted EBITDA margin of 8.3%.  Free cash flow increased $33.7 million to $38.0 million, producing $1.69 of free cash flow per diluted share.

“Fiscal 2013 was filled with both opportunities and challenges.  I’m proud of the way our associates have risen to the occasion and created numerous prospects for growth.  Over the next several quarters, execution against our near-term strategies will be absolutely critical,” said Mr. Morgan.  “In 2014, we will improve profitability by focusing on cost-control, complexity reduction and completing the integration of Zep Vehicle Care while continuing to invest in product innovation and our sales pipeline.  In doing so, I’m confident we will continue to reduce debt and position the business for profitable growth,” Mr. Morgan concluded.

A more detailed discussion of the Company’s long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2013 operating results on Wednesday, October 9, 2013 at 8:30 a.m. EDT. The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 412-317-6789. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2013 net sales of approximately $690 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 60% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep Inc. may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include, but are not limited, to statements about the impact that our restructuring program will have on our sales force and supply chain, the statement that we expect to record additional restructuring charges during fiscal 2014, and statements about our ability to: take the necessary actions to reduce costs and complexity, generate free cash flow and achieve debt reduction in fiscal 2014, achieve the amount of cost savings expected from various complexity-reduction activities and to improve profitability as a result, forecast the total amount of our restructuring charges and the total amount of expected savings and the periods during which the cost savings will be realized.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  customer and supplier relationships and prices;

•                  competition;

•                  ability to realize anticipated benefits from strategic planning and restructuring initiatives and the timing of the benefits of such actions;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that is referenced in this press release, which includes EBITDA, adjusted EBITDA and free cash flow and free cash flow per share.  This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes that EBITDA, adjusted EBITDA and free cash flow may provide additional information with respect to our performance or ability to meet our future debt service obligations, capital expenditures and working capital requirements.  Free cash flow per share is provided to facilitate the comparison of our financial results to other companies on a per share basis.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  Moreover, this non-GAAP information may not be comparable to EBITDA, adjusted EBITDA, free cash flow or free cash flow per share reported by other companies because the items that affect net earnings that we exclude when calculating EBITDA and adjusted EBITDA or because items that we add to reported net cash provided by operating activities in computing free cash flow and free cash flow per share may differ from the items taken into consideration by other companies.  The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	August 31, 2013	August 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,402	$3,513
Accounts receivable, less reserve for doubtful accounts of $3,941 at August 31, 2013, and $3,595 at August 31, 2012	104,476	93,522
Inventories	68,633	71,451
Deferred income taxes	8,002	6,702
Prepayments and other current assets	13,051	22,333
Total Current Assets	196,564	197,521
Property, Plant, and Equipment, at cost:
Land	5,444	5,680
Buildings and leasehold improvements	60,686	62,208
Machinery and equipment	124,230	114,310
Total Property, Plant, and Equipment	190,360	182,198
Less - Accumulated depreciation and amortization	108,032	101,277
Property, Plant, and Equipment, net	82,328	80,921
Other Assets:
Goodwill	121,102	84,604
Identifiable intangible assets	129,929	65,707
Deferred income taxes	875	979
Other long-term assets	16,960	5,555
Total Other Assets	268,866	156,845
Total Assets	$547,758	$435,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$25,000	$15,000
Accounts payable	56,366	53,461
Accrued compensation	25,226	17,334
Other accrued liabilities	41,167	27,947
Total Current Liabilities	147,759	113,742
Long-term debt, less current maturities	184,908	124,250
Deferred Income Taxes	12,782	8,574
Self-Insurance Reserves, less current portion	3,267	2,954
Other Long-Term Liabilities	15,073	17,850
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 22,065,059 issued and outstanding at August 31, 2013, and 21,832,328 issued and outstanding at August 31, 2012	221	218
Paid-in capital	102,573	97,481
Retained earnings	69,023	57,367
Accumulated other comprehensive income	12,152	12,851
Total Stockholders’ Equity	183,969	167,917
Total Liabilities and Stockholders’ Equity	$547,758	$435,287

Zep Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	Three Months Ended August 31,		Years Ended August 31,
	2013	2012	2013	2012

Net Sales	$182,176	$171,695	$689,576	$653,533
Cost of Products Sold	96,929	93,553	365,034	352,737
Gross Profit	85,247	78,142	324,542	300,796
Selling, Distribution, and Administrative Expenses	72,643	66,585	283,075	260,806
Restructuring Charges	5,159	—	5,159	—
Loss on Assets Held for Sale and Disposal of Fixed Assets	433	500	433	500
Acquisition and Integration Costs	148	192	3,086	1,210
Operating Profit	6,864	10,865	32,789	38,280
Other Expense (Income):
Interest expense, net	2,475	1,350	8,958	5,493
(Gain) loss on foreign currency transactions	175	(45)	316	331
Bargain purchase gain from business combination	—	(1,482)	—	(2,095)
Miscellaneous expense (income), net	378	484	428	715
Total Other Expense	3,028	307	9,702	4,444
Income before Provision for Income Taxes	3,836	10,558	23,087	33,836
Provision for Income Taxes	1,171	3,284	7,895	11,927
Net Income	$2,665	$7,274	$15,192	$21,909

Earnings Per Share:

Basic Earnings per Share	$0.12	$0.33	$0.69	$1.00

Basic Weighted Average Number of Shares Outstanding	22,054	21,817	21,969	21,768

Diluted Earnings per Share	$0.12	$0.33	$0.68	$0.98
Diluted Weighted Average Number of Shares Outstanding	22,531	22,201	22,435	22,166

Dividends Declared per Share	$0.04	$0.04	$0.16	$0.16

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Years Ended August 31,
	2013	2012
Cash Provided by Operating Activities:
Net income	$15,192	$21,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,931	14,330
Loss on assets held for sale and disposal of fixed assets	433	706
Excess tax benefits from share-based payments	124	5
Bargain purchase gains from business combinations	—	(2,095)
Other non-cash charges	4,010	3,816
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(4,355)	2,097
Inventories	2,885	(9,141)
Deferred income taxes	3,011	3,509
Prepayments and other current assets	(2,493)	(55)
Accounts payable	2,782	(3,897)
Accrued compensation and other current liabilities	11,066	(736)
Self insurance and other long-term liabilities	(2,765)	(5,271)
Other assets	195	(2,570)
Net Cash Provided by Operating Activities	50,016	22,607
Cash Used for Investing Activities:
Purchases of property, plant, and equipment	(12,068)	(18,356)
Acquisitions, net of cash acquired	(116,692)	(11,923)
Loan to Innovation Partner	—	(12,500)
Proceeds from sale of property, plant, and equipment	21	—
Net Cash Used for Investing Activities	(128,739)	(42,779)
Cash Provided by Financing Activities:
Proceeds from credit facility borrowings	409,808	312,800
Repayments of borrowings from credit facility	(339,150)	(293,200)
Proceeds from secured borrowings	9,304	—
Employee stock issuances	1,207	738
Excess tax benefits from share-based payments	(124)	(5)
Dividend payments	(3,536)	(3,512)
Net Cash Provided by Financing Activities	77,509	16,821
Effect of Exchange Rate Changes on Cash	103	(355)
Net Change in Cash and Cash Equivalents	(1,111)	(3,706)
Cash and Cash Equivalents at Beginning of Period	3,513	7,219
Cash and Cash Equivalents at End of Period	$2,402	$3,513

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands)

	Three Months Ended August 31,		Years Ended August 31,
	2013	2012	2013	2012

Reported (GAAP) Net Income	$2,665	$7,274	$15,192	$21,909

Interest expense, net	2,475	1,350	8,958	5,493
Provision for Income Taxes	1,171	3,284	7,895	11,927
Depreciation and Amortization	5,456	3,735	19,931	14,330
EBITDA	$11,767	$15,643	$51,976	$53,659

Restructuring charges*	5,159	—	5,159	—
Adjusted EBITDA	$16,926	$15,643	$57,135	$53,659

Adjusted EBITDA Margin	9.3%	9.1%	8.3%	8.2%

	Three Months Ended August 31,		Years Ended August 31,
	2013	2012	2013	2012

Reported (GAAP) Net Income	$2,665	$7,274	$15,192	$21,909
Restructuring charges*	3,584	—	3,395	—
Adjusted Net Income	$6,249	$7,274	$18,587	$21,909

	Three Months Ended August 31,		Years Ended August 31,
	2013	2012	2013	2012

Reported (GAAP) Diluted Earnings Per Share	$0.12	$0.33	$0.68	$0.98
Restructuring charges*	0.16	—	0.15	—
Adjusted Diluted Earnings Per Share	$0.28	$0.33	$0.83	$0.98

* We continue to execute plans for a variety of complexity-reduction activities, including facilities consolidation, process simplification, product-line and customer rationalization and headcount reductions related to such activities.  During the fourth quarter of fiscal 2013, we recorded a $5.2 million restructuring charge in connection with these efforts.

	Year Ended August 31, 2013	Nine Months Ended May 31, 2013	Three Months Ended August 31, 2013

Reported (GAAP) Net Cash Provided by (Used for) Operating Activities	$50,016	$18,014	$32,002
Purchases of property, plant and equipment	(12,068)	(8,534)	(3,534)
Proceeds from the sale of property, plant and equipment	21	22	(1)

Free Cash Flow	$37,969	$9,502	$28,467

Diluted Weighted Average Number of Shares Outstanding	22,435		22,531

Free Cash Flow per Share	$1.69		$1.26

	Year Ended August 31, 2012	Nine Months Ended May 31, 2012	Three Months Ended August 31, 2012

Reported (GAAP) Net Cash Provided by (Used for) Operating Activities	$22,607	$15,442	$7,165
Purchases of property, plant and equipment	(18,356)	(12,864)	(5,492)
Proceeds from the sale of property, plant and equipment	0	37	(37)

Free Cash Flow	$4,251	$2,615	$1,636

Diluted Weighted Average Number of Shares Outstanding	22,166		22,201

Free Cash Flow per Share	$0.19		$0.07

Investor Contact:

Don De Laria

VP, Investor Relations & Communications

404-350-6266

don.delaria@zep.com